Ardent Mines Limited
100 Wall Street, 21st Floor
New York, NY 10005, USA

Afrocan Resources Ltd.
Head Office
1710 - 1177 West Hastings Street
Vancouver, B.C., Canada V6E 2L3
Attention:  Mr. Brian Barrett, CFO

South Africa
4 Martha Street, Marlboro North
2063 Johannesburg

Re:	Exploration and Acquisition Agreement
Re:  Capri General Trading Company Limited

Gentlemen:

The purpose of this Exploration and Acquisition Agreement (this “Agreement”), dated as of the date set forth on the signature page hereto, is to summarize our recent discussions and formalize an agreement by and between Ardent Mines Limited (“Ardent”) - incorporated in the State of Nevada, U.S.A., and Afrocan Resources Ltd. - incorporated in British Columbia, Canada (“Afrocan”).

1	Terms of the Transaction.

1.1
The Exploration.  Ardent hereby agrees to conduct, and/or pay for the conduct of exploration activities at the property covered by License No. PL 1761/2001 (previously known as License No. PL 246/94) as applied August 14, 2008 (such license is referred to herein as the “Shenda License”).  The Shenda License is the mineral rights for a property situated approximately 53 kilometers West North West of Kahama in the Bukombe District, in the Shinyanga Region of Tanzania.  The mining license applied is bound by the following coordinates: Point Latitude (S) Longitude (E) A 030 39’ 54.7” 320 07’ 00”; B 030 39’ 54.7” 320 09’ 30”; C 030 41’ 05.2” 320 09’ 30”; and D 030 41’ 05.2” 320 07’ 00.”  The Shenda License covers the mining rights over approximately 10.0 square kilometers (such property, the “Shenda Property”).

1.2
Exploration Cost.  Ardent shall pay such amounts for the exploration of the Shenda Property (such costs, the “Exploration Costs”) as the officers and directors of Ardent and Afrocan shall mutually, reasonably determine as appropriate in consultation with geologists and such other experts as may be reasonably necessary.

1.3
Exploration Period.  Ardent’s exploration of the Shenda Property shall be conducted over the twelve months from the date hereof, however, the period of such exploration may be shortened or extended as Ardent may reasonably determine to implement the terms of this Agreement.

Ardent Mines Limited - Afrocan Resources Ltd. -
Exploration and Acquisition Agreement

1.4
The Acquisition.  In the event that Ardent shall ascertain commercially available and commercially exploitable reserves, as determined in its sole and reasonable discretion, of not less than Four Hundred Thousand (400,000) ounces of gold at the Shenda Property (such gold reserves as referred to herein as the “Acquisition Threshold”), Ardent shall at Closing (as defined below) acquire from Afrocan 100% of all issued and outstanding equity interests (the “Capri Shares”) of Capri General Trading Co. Ltd. - incorporated in Tanzania (“Capri”), subject to the conditions set forth herein.  Capri is the legal and beneficial owner of the Shenda License.

1.5
Purchase Price.  In exchange for the acquisition of the Capri Shares, Ardent shall pay to Afrocan at Closing the Purchase Price, as defined below.  The Purchase Price shall be equal to the sum of (i) the Exploration Costs; and (ii) shares of Ardent having an aggregate value of Nine Million U.S. Dollars ($9,000,000) (the “Ardent Shares” and together with the Exploration Costs, the “Purchase Price”), with the Ardent Shares having the lower of a deemed a value of Five U.S. Dollars ($5.00) per share or the average closing price of the publicly traded common stock of Ardent on five (5) consecutive days prior to the Closing.  In the event that the Exploration Costs exceed Three Million U.S. Dollars ($3,000,000), the number of Ardent Shares to be delivered shall be reduced accordingly, so that the total value of the Purchase Price shall not exceed Twelve Million U.S. Dollars ($12,000,000).

1.6
The Ownership Interests.  At the Closing, Capri will own one hundred percent (100%) of all mineral rights in the Shenda License.  At Closing, no party other than Ardent shall have any right, title or interest in the Capri Shares or the Shenda License or any additional mineral rights associated with the property covered by the Shenda License.  There shall at Closing be no options, or any other equity interests, contingent or otherwise, of any nature or kind in the Capri Shares or in the Shenda License except for the rights held by Ardent.  The Capri Shares and the Shenda License shall be free and clear of all indebtedness, liabilities, liens, encumbrances, convertible rights, derivative rights, pre-emptive rights and any and all other rights, contingent or otherwise of any other persons.

1.7
Financing.  Following the Closing, to the extent determined by the officers of Ardent, in their reasonable discretion, Ardent shall undertake, on a commercially reasonable basis, to raise such funds as are necessary for (i) the development of mining operations at the property covered by the Shenda License; and (ii) the general operating expenses of Ardent. Such funds shall be raised in a private placement of new Ardent common stock.

1.8
Share Capitalization.  Afrocan acknowledges that (i) as of the date hereof, Ardent is publicly traded company in the United States, with 14,957,650 shares issued and outstanding; and (ii) it is Ardent’s intent to issue additional shares of its common stock subsequent to the date hereof, including without limitation, in connection with the Financing Shares, for purposes of acquiring other mineral rights, fund raising for operations and expansion, and for purposes of compensating employees, officers and directors.

Ardent Mines Limited - Afrocan Resources Ltd. -
Exploration and Acquisition Agreement

1.9
Adjacent Lands. Capri has ownership of certain mineral rights on lands adjacent to the Shenda License.  Afrocan agrees that Capri will not enter into any agreements relative to such adjacent mineral rights prior to the Closing so that on the date of the Closing they will still be held by Capri in the same state as they are at the date hereof.

1.10
Failure to Close.  In the event that Ardent is unable to identify gold reserves at the Shenda Property equal to or greater than the Acquisition Threshold, Afrocan shall reimburse Ardent for the total Exploration Costs incurred.  Pending the receipt of such reimbursement, or in the event that Afrocan is unable to pay such funds, Ardent shall be granted a lien on the Shenda License equal to the total Exploration Costs incurred.  In such event, Ardent shall be granted the right to approve or deny any proposed sale of the Shenda License, the Capri Shares or any other ownership or royalty interest therein until such time as the Exploration Costs are repaid to Ardent in full.  In the event that Ardent is not reimbursed within twelve (12) months of the completion of its exploration, any and all accumulated Exploration Costs will commence accruing interest rate of Eight Percent (8%) per annum.

2	Closing Conditions.

Consummation of the acquisition of the Capri Shares and the underlying Shenda License will be subject to the following closing conditions:

2.1
Due Diligence and Continuity of Capri.  At the Closing, Capri shall have obtained and be in receipt of all necessary consents and approvals of all applicable governmental authorities and other third parties having jurisdiction or rights in respect of its ownership of the Shenda License.  Afrocan shall deliver a legal opinion to Ardent at Closing regarding the continuing legal validity of any and all governmental authorizations, licenses, permits, and registrations of Capri, which Capri then has and which shall remain fully effective following the Closing to legally facilitate continuity of Capri’s ordinary course of business without impairment of any nature or kind.  The Closing shall be subject to completion of final due diligence satisfactory to Ardent in its sole discretion.  At the Closing there shall not be any material adverse change in regard to the corporate status of Capri or in the Shenda License or operations at the property of the Shenda License.  At the Closing, Afrocan shall represent and warrant to Ardent that Capri has the sole rights with free and clear ownership titles to the Shenda License, and no other persons, business organizations or governmental entities have any rights or claims thereto.

2.2
Detailed Agreements. Afrocan and Ardent will mutually prepare a detailed long form agreement (the “Long Form Agreement”) supplementing the terms and conditions herein with customary representations and warranties, covenants, and other provisions, including, without limitation, representations regarding the validity of the Capri Shares, the assessment of all gold ore reserves in the Shenda License, the status of all governmental licenses, permits, authorizations, legal and regulatory compliance to engage in the business of mining, valid continuation of all contracts, absence of any material adverse conditions, and indemnification provisions covering the same.  Notwithstanding anything to the contrary herein, this Agreement is fully binding upon the parties and each party may compel performance by the other party solely on the basis of the terms and conditions set forth herein.  Time is of the essence.

Ardent Mines Limited - Afrocan Resources Ltd. -
Exploration and Acquisition Agreement

2.3
Exclusive Dealing.  Capri and Afrocan and any and all of their directors, officers, shareholders, agents, representatives, attorneys, accountants or their respective immediate relatives shall not directly or indirectly take any action to encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any entity or person other than Ardent concerning any competing transaction or alternate transaction.

2.4
Closing. In the event that the Acquisition Threshold has been met, Afrocan and Ardent shall use their best efforts to finalize and sign the Long Form Agreement reflecting the terms and conditions herein together with all ancillary agreements and accomplish the Closing as soon as reasonably possible after such determination, with a target Closing date not later than one hundred and twenty (120) days thereafter.  Upon satisfaction (or waiver) of the conditions set forth in herein, the parties shall exchange ownership of the Capri Shares and the Purchase Price, and execute and deliver any and all necessary ancillary documents, certificates and instruments required thereof (the “Closing”).

3	Other Terms and Conditions.

3.1
Carry on in Ordinary Course.  Afrocan agrees that from and after the date of execution of this Agreement, Capri shall conduct and carry on its businesses at the location of the Shenda License only in the ordinary course consistent with past practices.  Capri shall not take any actions out of the ordinary course of businesses regarding the Shenda License.  Neither Afrocan nor Capri shall take any action that could reasonably be expected to adversely affect Afrocan’s ability to execute, deliver or perform in accordance with this Agreement.

3.2
Each Party to Bear Own Expenses.  The parties will each bear their own respective expenses incurred in connection with the negotiation, preparation and documentation - including the Long Form Agreement - and Closing of the transactions contemplated herein, including but not limited to all legal fees, expenses and disbursements, provided, however, all fees, due diligence and filing costs incurred by Ardent as well as on-going corporate expenditures by Ardent related to the acquisition shall be paid from proceeds of the Financing Shares.

3.3
No Other Agreements; Forward Looking Statements; Amendments.  This Agreement sets out the parties’ binding agreement and understanding as of this date, and there are no other written or oral agreements or understandings among the parties.  This Agreement and any and all terms and conditions herein may only be waived, modified or amended by a writing executed by the parties.  Afrocan acknowledges that Ardent may from time to time have other business agreements, and may acquire other properties. Provided that when the Long Form Agreement is signed by Ardent and Afrocan it will wholly replace this Agreement and the terms in this Agreement shall cease to be binding on Ardent and Afrocan.  Ardent may engage and pay other professional organizations, underwriters and service providers as determined by its Board of Directors.  All projections and estimations herein are forward looking statements based upon general expectations and are provided solely for illustrative purposes only, and no assurances, guarantees, or warranties of any nature are made with respect to actual outcomes.

Ardent Mines Limited - Afrocan Resources Ltd. -
Exploration and Acquisition Agreement

3.3.1
Public Company Compliance.  Afrocan acknowledges that Ardent is a public company and will be required to make detailed disclosures regarding the acquisition of Capri (and indirectly the Shenda License), its business, its management, its financial condition, risk factors associated with the business, and other matters required by the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (together the “Acts”), and the respective rules and regulations promulgated thereunder.  All Ardent Shares issued to Afrocan will be restricted securities and will be subject to compliance with the Acts, as to which Ardent shall assist Afrocan in respect of such compliance thereof.  Afrocan shall promptly provide any and all information, in form and substance as reasonably requested by Ardent, to the extent necessary to assure compliance by Ardent with its filing, disclosure and compliance requirements.

3.4
Confidentiality. The parties acknowledge that public companies are subject to specific laws, rules and regulations prohibiting “insider trading” and Afrocan agrees to not trade in the securities of Ardent until all applicable and required public announcements have been made by Ardent.  The parties agree to fully comply with any and all applicable securities laws and not to trade at any time in any securities on the basis of material non-public information or to disclose any transactions involving Ardent, Afrocan, Capri, or the Shenda License with any third parties, other than to authorized representatives of the parties who shall be under strict instructions not to make any further discloses to any other persons until after mutually agreement public announcements.  The terms herein shall be maintained as strictly confidential by the parties until a mutually acceptable press release is prepared regarding the transaction, unless prior disclosure is required by applicable law or regulation.  Any breach of this covenant of confidentiality shall be subject to payment of liquidated damages to Ardent of US$2,000,000 (two million U.S. Dollars) (the “Liquidated Damages”), which the parties agree shall not be construed as a penalty.  If a breaching party fails to pay any and all Liquidated Damages in full within five (5) Business Days after the date payable, such party will pay interest thereon at a rate of one and one-half percent (1.5%) per month (or such lesser maximum amount that is permitted to be paid by applicable law) to Ardent, accruing daily from the date such Liquidated Damages are due, until such amounts, plus all such interest thereon, are paid in full.  Notwithstanding the foregoing, nothing shall preclude any party from pursuing or obtaining any available remedies at law, specific performance or other equitable relief in accordance with applicable law.

Ardent Mines Limited - Afrocan Resources Ltd. -
Exploration and Acquisition Agreement

3.5
Arbitration.  All disputes and controversies arising out of or relating to this Agreement shall be finally settled and binding under the Rules of International Commercial Dispute Resolution of the American Arbitration Association (“ICDR”).  The place of arbitration shall be New York City.  The Arbitration shall be conducted in English by a single arbitrator appointed in accordance with the ICDR rules.  Any award, verdict or settlement issued under such arbitration may be entered by any party for order of enforcement by any court of competent jurisdiction.  The arbitrator shall have no power to take interim measures he or she deems necessary, including injunctive relief and measures for the protection or conservation of property.  The prevailing party shall be reimbursed for all fees, costs, expenses and disbursements by the non-prevailing party.

3.6
Construction.  This Agreement shall be deemed to have been jointly negotiated and drafted by the parties and shall not be construed against either of the parties hereto.  Should any portion (word, clause, phrase, sentence, paragraph or section) of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.  This Agreement shall be governed by and interpreted under the laws of the jurisdiction of incorporation of Ardent.

3.7
Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto, directly or indirectly, by operation of law or otherwise, without the prior written consent of the other.

3.8
Notices.  Any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by personal delivery, reputable overnight courier with written confirmation of receipt addressed to such party at the address of its principal business office, or at such other address as such party shall have specified to the other party hereto in writing.  Any notice hereof shall be deemed to have been given only when delivered.

3.9
Counterparts. This Agreement may be executed in one or more counterparts (with the parties agreeing in principle to produce two counterparts), all of which together shall constitute one instrument, and each such counterpart may be executed and delivered by fax or scan without delivery of the original exemplar thereof.

Ardent Mines Limited - Afrocan Resources Ltd. -
Exploration and Acquisition Agreement

We respectfully request that if you accept the terms and conditions as set forth in this Agreement, please countersign and deliver to us a counterpart acceptance of this Agreement.  Please do not hesitate to contact us if you have any questions or comments.

Sincerely yours,

Ardent Mines Limited

By:	/s/ Leonardo Riera
Name:	Leonardo Riera
Title:	President and CEO
Date:
Address for Notices:	100 Wall Street, 21st Floor
New York, NY 10005 USA

AGREED:

Afrocan Resources Ltd.

By:	/s/ Brian Barrett
Print Name:	Brian Barrett
Title:	President and Chief Financial Officer
Date:	December 12, 2010
Address for Notices:	Afrocan Resources Ltd.
1710 - 1177 West Hastings Street
Vancouver, B.C. V6E 2L3

South Africa
4 Martha Street, Marlboro North
2063 Johannesburg